Exhibit 23(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-117606, No. 333-92757, No. 333-83707, No.
333-34175, No. 33-59099, and No. 33-54689) pertaining to the 1995 Incentive
Stock Plan, GTG and T.I. Retirement and Savings Plan, Employee Stock Purchase Plan, and Non-Employee Director Stock Option Plan of Thomas Industries Inc. of our report dated January 23, 2004, with respect to the consolidated financial statements of The Genlyte Thomas Group LLC and subsidiaries, included in the Thomas Industries, Inc. Annual Report (Form 10-K) for the year ended December 31, 2004.


/s/ Ernst & Young LLP
Louisville, Kentucky
March 10, 2005